Exhibit 99.1

Vans, Inc. Expects First Quarter EPS Substantially above Previous
Guidance

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--Sept. 17, 2003--Vans, Inc. (Nasdaq: VANS) today announced that it expects diluted earnings per share from continuing operations for the first quarter of fiscal 2004 to be approximately $0.15 to $0.18 above its previous guidance of $0.58 for the base business (excluding skateparks expected to be closed) (a). Vans stated that approximately $0.11 of the anticipated $0.15 to $0.18 increase is due to a lower effective tax rate in the first quarter that is expected to be largely offset by a higher effective tax rate over the remaining three quarters of fiscal 2004
(a). Excluding this timing difference in the Company's tax expense, the first quarter's results are expected to be approximately $0.04 to $0.07 above previous guidance (a). On a GAAP basis, the Company now expects diluted earnings per share from continuing operations of approximately $0.61 to $0.64, compared to previous guidance of $0.33 to $0.48 (a).
    "We are very pleased with our back-to-school performance," said Gary H. Schoenfeld, President and Chief Executive Officer. "We achieved strong sell-throughs at many of our U.S. wholesale accounts and a 13.7% comp store gain in our Vans retail stores, which along with increased margins in our international business, fueled by favorable exchange rates, has resulted in a substantial increase in overall profitability for the base business" (a).
    In the first quarter of fiscal 2003, the Company had diluted earnings per share from continuing operations of $0.31 on a GAAP basis and $0.31 on a non-GAAP basis for the base business.
    For the full fiscal year 2004, the Company has revised its non-GAAP guidance for the base business to approximately $0.47 to $0.52 diluted earnings per share compared to its previous guidance of $0.35 to $0.40 (b). On a GAAP basis, the Company anticipates diluted earnings per share from continuing operations for the year to be approximately $0.25 to $0.35, versus previous guidance of approximately break even (b).
    As previously indicated, the Company will release its first quarter fiscal 2004 results and host a conference call after the market close on September 25, 2003.
    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports, such as skateboarding, snowboarding, surfing and BMX, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 160 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports, snowboard boots, conventional snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' Internet address is www.vans.com.

    (a) These are preliminary statements about Vans' anticipated results for the first quarter of fiscal 2004. Vans' actual results for the first quarter are subject to the completion of the review of its financial statements by its independent auditors.

    (b) This is a forward-looking statement about Vans' fiscal 2004 results of operations. Our actual results could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, the ongoing dispute with North Korea, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to sustain the recent new growth in its retail business; (iv) any adverse impact of the SARS virus on the Company's ability to source products from China and/or Philippines; (v) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vi) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company's target customers; (vii) the cancellation of orders which could alter bookings numbers; (viii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business;(ix) the potential fluctuation of our effective tax rate due to changes in the mix between taxable income from U.S. and foreign jurisdiction; and (x) the timing of skatepark closures. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which is filed with the Securities and Exchange Commission.

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
                 or
             Integrated Corporate Relations
             Chad A. Jacobs or Brendon E. Frey, 203-222-9013